As filed with the Securities and Exchange Commission on August 11, 2000
                                          Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form S-8

                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              EASTMAN KODAK COMPANY

              (Exact name of registrant as specified in its charter)

New Jersey                                            16-0417150
(State or other jurisdiction                          (I.R.S. employer
of incorporation or organization)                      identification No.)

                 343 STATE STREET, ROCHESTER, NEW YORK 14650
             (Address of principal executive offices) (Zip code)

                   2000 OMNIBUS LONG-TERM COMPENSATION PLAN
                           (Full title of the plan)

                                JOYCE P. HAAG
                                    Secretary

                              Eastman Kodak Company

                               343 State Street
                           Rochester, New York 14650
                                 (716) 724-4368

          (Name, address, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


Title of                         Proposed Maximum    Proposed   Maximum
Security          Amount to      Offering Price      Aggregate  Offering
to be             be             Per Share (1)       Price      Amount of
Registered        Registered                                    Registration
                                                                Fee


Common            22,000,000      $57.1875         $1,258,125,000  $332,145
Stock par         shares
value $2.50
per share

(1) Estimated on the basis of the average of the high and low prices of Kodak Common Stock reported on the New York Stock Exchange for August 4 ,2000, solely for the purpose of determining the registration fee pursuant to Rule 457 (c) and
(h).

Approximate date of commencement of the proposed sale of the securities to the public:
     From time to time after the Registration Statement becomes effective.

                                     PART I

The information required by Part I will be included in the prospectus provided to participants in the Plan.

                                     PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE


            The following information previously filed by Eastman Kodak Company ("Kodak") with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference:

            Kodak's Form 10-K Annual Report for the year ended December 31,
            1999.

            Kodak's Form 10-Q Quarterly Report for the quarter ended March 31, 2000.

            Kodak's Form 10-Q Quarterly Report for the quarter ended June 30, 2000.

            All documents filed by Kodak with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                        Description Of Kodak Common Stock

The following is a brief description of Kodak Common Stock.

Dividend Rights

            Each share of Kodak Common Stock ranks equally with all other shares of Kodak Common Stock with respect to dividends. Dividends may be declared by the Board of Directors and paid by Kodak at such times as the Board of Directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act.

Voting Rights

            Each holder of Kodak Common Stock is entitled to one vote per share of such stock held. Kodak Common Stock does not have cumulative voting rights. Holders of Kodak Common Stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and Kodak's Restated Certificate of Incorporation and By-Laws, and to elect the members of the Board of Directors. Directors are divided into three classes, each such class, as nearly as possible, having the same number of directors. At each annual meeting of the shareholders, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the shareholders for a term expiring at the third succeeding annual meeting of the shareholders.

Liquidation Rights

            Holders of Kodak Common Stock are entitled on liquidation to receive all assets which remain after payment to creditors and holders of preferred stock.

Preemptive Rights

            Holders of Kodak Common Stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by Kodak with respect to Kodak Common Stock.

Item 4.  DESCRIPTION OF SECURITIES

             Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

            The legality of the securities being offered hereby will be passed upon by Gary P. Van Graafeiland, Senior Vice President and General Counsel of Kodak. Mr. Van Graafeiland owns and has options to purchase Kodak Common Stock and is eligible to receive awards under the Plan.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify its directors, officers, and employees against expenses or liabilities in connection with any proceeding involving such persons by reason of their being such directors, officers, or employees. Article 6 of Kodak's Restated Certificate of Incorporation and Article 8, Section 2 of Kodak's by-laws provides for indemnification, to the full extent permitted by law of Kodak's directors, officers, and employees. In addition, Kodak maintains directors and officers liability insurance insuring its directors and officers against liabilities against which they cannot be indemnified by Kodak.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.  EXHIBITS

Exhibit
Number            Exhibit

4            2000 Omnibus Long-Term Compensation Plan

5 Opinion of Gary P. Van Graafeiland as to the legality of the securities registered

23A Consent of PricewaterhouseCoopers LLP, independent accountants

23B Consent of Gary P. Van Graafeiland (included in Exhibit 5 to this Registration Statement)

Item 9.  UNDERTAKINGS

Updating Information

(a)          The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
             Section 13(a) or Section 15(d) of the Securities Exchange
             Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification of Certain Persons

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, New York on August 11, 2000

                                     EASTMAN KODAK COMPANY

                                       By:/s/Daniel A. Carp
                                        ------------------------
                                         Daniel A. Carp, President and
                                         Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joyce P. Haag and Laurence L. Hickey, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                          Title


/s/George M. C. Fisher
----------------------
George M. C. Fisher           Chairman of the Board and Director

/s/Daniel A. Carp
----------------------
Daniel A. Carp                President, Chief Executive Officer
                                  and Director
/s/Robert H. Brust
----------------------
Robert H. Brust               Executive Vice President and
                              Chief Financial Officer
                              (Principal Financial  Officer)

/s/E. Mark Rajkowski
----------------------
E. Mark Rajkowski             Controller
                              (Principal Accounting Officer)

/s/Richard S. Braddock
----------------------
Richard S. Braddock           Director

/s/Martha Layne Collins
----------------------
Martha Layne Collins          Director

/s/Alice F. Emerson
----------------------
Alice F. Emerson              Director

/s/Paul E. Gray
----------------------
Paul E. Gray                  Director

/s/Durk I. Jager
----------------------
Durk I. Jager                 Director

/s/Debra L. Lee
----------------------
Debra L. Lee                  Director

/s/Paul H. O'Neill
----------------------
Paul H. O'Neill               Director

/s/John J. Phelan, Jr
----------------------
John J. Phelan, Jr            Director

/s/Laura D'Andrea Tyson
----------------------
Laura D'Andrea Tyson          Director

/s/Richard A. Zimmerman
----------------------
Richard A. Zimmerman          Director


Date: August 11, 2000

                             EASTMAN KODAK COMPANY
                        REGISTRATION STATEMENT ON FORM S-8
                    2000 OMNIBUS LONG-TERM COMPENSATION PLAN

                                 INDEX TO EXHIBITS


Exhibit

Number      Exhibit                                   Location



4           2000 Omnibus Long-Term                    Incorporated by reference
            Compensation Plan                         to Quarterly Report on
                                                      Form 10-Q for the quarters
                                                      ended June 30, 1999, and
                                                      September 30, 1999, and
                                                      Annual Report on Form 10-K
                                                      for the fiscal year ended
                                                      December 31, 1999

5           Opinion of Gary P. Van Graafeiland        *
            as to the legality of the securities
            registered

23A         Consent of PricewaterhouseCoopers LLP,    *
            independent accountants



23B        Consent of Gary P. Van Graafeiland         Included in Exhibit 5
                                                      to this Registration
                                                      Statement



*Included as part of the electronic submission of this Registration Statement